Exhibit 10.1

XTI Aerospace, Inc.

Officer EmpLOYMENT AGREEMENT

This Officer Employment Agreement (this “Agreement”) is made and entered into as of September 1, 2025 (the “Effective Date”), by and between the following (the “Parties” or each a “Party”):

(i)	XTI Aerospace, Inc., a Nevada corporation (the “Company”), and

(ii)	Michael A. Tapp (“Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive as that certain c-suite executive Position, as set forth in Exhibit A; and

WHEREAS, Executive represents and warrants to the Company that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

WHEREAS, Company wishes to employ Executive, and Executive wishes to accept such employment with Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, incorporating the foregoing Recitals into this Agreement, and for good and valuable consideration, the Parties agree, as follows:

1. DEFINITIONS. Attached hereto as Exhibit A is a table of defined terms and the meaning prescribed for each such defined term.

2. EMPLOYMENT. Company shall employ Executive, and Executive accepts such employment by Company, during the Term, on the terms and subject to the conditions set forth in this Agreement.

3. TERM. The term of this Agreement shall commence as of the Effective Date, and shall continue for the Initial Term. This Agreement shall automatically renew for additional successive one (1)-year periods thereafter (each, a “Renewal Term”), unless notice of termination is given by either party at least ninety (90) days prior to the end of the Initial Term or the then applicable Renewal Term, as the case may be. The Initial Term and any applicable Renewal Term(s) are collectively referred to herein as the “Term.”

4. POSITION AND DUTIES.

4.1	General Duties.

(1) During Executive’s employment hereunder, Executive shall serve in the Position as set forth on Exhibit A.

(2) Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with Executive’s Position and such other tasks as may be assigned to Executive from time to time by Executive’s Direct Report. However, at all times during Executive’s employment, Executive shall be subject to the direction and policies from time to time reasonably established in good faith and provided in advance and in writing, to Executive by the Company. Notwithstanding the foregoing, Executive shall have such corporate power and authority as shall be required to enable Executive to discharge Executive’s duties in any office that Executive may hold.

(3) The Company encourages Executive to engage in (i) those activities described in Exhibit B attached hereto, together with (ii) civic, charitable or religious activities, and to serve on boards of directors and/or boards of advisors of companies or organizations which will not present any direct conflict of interest with the Company or affect the performance of Executive’s duties hereunder (collectively, “Civic Involvement”). For the avoidance of doubt, the Company agrees that reasonable time allocated to Civic Involvement is compliant with this Agreement and such activities are approved, and do not constitute a conflict of interest. By mutual agreement of the Parties, approved Civic Involvement may be changed from time to time.

(4) During Executive’s employment by the Company, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise directly compete with the products or proposed products of the Company. Except as set forth and disclosed on Exhibit B attached hereto and incorporated herein by reference (the matters listed in Exhibit B are “Matters of Potential Conflict”), Executive shall devote his full time and professional efforts to the business of the Company not undertaking any business during his working time or while employed by Company that is in conflict with, or competitive with, the business of the Company. The Parties agree that the Matters of Potential Conflict described in Exhibit B do not pose a competition threat or conflict with the business of the Company or any of its Affiliates or subsidiaries.

(5) Executive may engage in such other activities that do not require devotion of an unreasonable amount of Executive’s professional services, which shall include Civic Involvement and owning passive investment interests or limited partnership interests that do not compete with Company’s business when initially serving on board(s) or when the investment is made (provided, however, Executive may own directly or indirectly up to 5% of a publicly held company, limited partnership interests or other passive investment interests in private companies even if it does compete with Company’s business).

(6) The Executive acknowledges receipt of the Company Policies, and affirms that Executive has read and understands the Company Policies and agrees to comply with such Company Policies..

4.2 Place of Performance. In connection with Executive’s employment under this Agreement, Executive shall be based at and principally perform Executive’s duties at the Company’s Headquarters, defined in Exhibit A.

5. COMPENSATION AND BENEFITS.

5.1 Base Salary. Beginning on the Effective Date and continuing thereafter unless modified in writing by the Parties, Company will pay Executive an annualized Base Salary as reflected on Exhibit A, payable according to Company’s payroll policies for senior Officer Employees. Executive’s Base Salary will be subject to review in Writing and immediately provided to the Executive each year during the Term of this Agreement (the “Annual Review”) which such Annual Review will take place twenty (20) days on either side of December 31st of each year.

5.2 Performance Bonuses. On or before December 31st of each year during the Term, the Company’s CEO will propose for the following year, quantitative, specific target objectives for the Company and Executive Team (the “Proposed Target Objectives”) and call for a meeting of the Board to take place on or before January 15th with the purpose, among other things, to review and modify, if appropriate, and then approve, ratify and/or consent to such Proposed Target Objectives (as approved by the Board, the “Target Objectives”). The CEO will then use such Target Objectives to establish in writing and immediately provided to Executive (in the CEO’s discretion) Executive’s individual (i) annual objectives agreed upon between the CEO and Executive to be discussed at the Annual Review, and (ii) quarterly objectives agreed upon between the CEO and the Executive (the Executive’s “Quarterly Milestones”) against which Executive’s performance will be reviewed and evaluated in writing no later than 30 calendar days following each calendar quarter and immediately provided to Executive (the “Quarterly Review”). Following each Quarterly Review, the CEO may, in the CEO’s sole discretion, award Executive a Performance Bonus (as described in Exhibit A attached hereto) as shall be appropriate or desirable based on the CEO’s evaluation of Executive’s performance, and such Performance Bonus, if awarded, shall be paid within thirty (30) calendar days following each calendar quarter (the “Quarterly Bonus” with the sum of all calendar year Quarterly Bonuses not to exceed the annual Performance Bonus referenced in Exhibit A ).

5.3 Incentive Award. Executive shall also be eligible to receive, from time-to-time, equity incentive awards of options, stock, restricted stock units and/or other participation interests in Company and/or Company’s affiliates, as mutually agreed by Company and Executive (collectively, “Incentive Awards”). Incentive Awards granted to Executive by the Company (each an “Incentive Award Grant”) (a) may be subject to a vesting schedule (creating a “Vesting Period”) based on the passage of time, the occurrence of certain events, or Executive’s achievement of Quarterly Milestones as established by the CEO and reflected in an Incentive Award Grant, (b) will be subject to Executive’s continued employment with the Company through any applicable Vesting Period, unless termination of such employment is by reach of death, Incapacity, termination without cause, or termination for Good Reason, (c) will be subject to Compensation Committee approval, and (d) will each have tax implications to the Executive (for which the Executive will need to obtain Executive’s own tax advise). Prior to the effective date of an Incentive Award Grant to Executive, the Company shall provide Executive, a writing, setting forth the amount and terms of a proposed Incentive Award Grant. All Incentive Awards shall be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

5.4 Officer Expense Policy. In addition to the Business Expenses for which the Company shall reimburse Executive or otherwise pay for as discussed in Section 5.6 below, the Company has adopted an Officer Expense Policy, as such may be modified or amended from time to time and immediately provided to Executive in writing by the Company (the “Officer Expense Policy”), a copy of which has been provided to Executive prior to the Effective Date hereof. The Company shall reimburse Executive for Qualified Expenditures incurred by Executive, in accordance with the Company’s Officer Expense Policy, or as otherwise approved, in Writing, by the Company’s CEO.

5.5 Business Expenses. Company will secure, within a reasonably prompt period of time following the Effective Date, a Company credit card for Executive’s use for reasonable business expenses during Executive’s employment, and, additionally, will pay or reimburse within fifteen (15) Business Days reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, subject to the Company’s written policies and procedures established and modified from time to time and immediately provided to Executive by the Company, or as otherwise approved in Writing by the Company’s CEO, including, but not necessarily limited to, legal and tax advisory fees incurred by Executive associated with employment Agreement and related stock Award Grant(s) and Agreement(s) (subject to limitations and a cap as reflected in the Officer Expense Policy) and the following:

(1) Travel. The Company will pay for or promptly reimburse Executive for any and all reasonable expenses related to travel and lodging, which shall include, without limitation, first-class or business class air travel and premium (a) ground transportation and (b) lodging accommodations, as well as the costs to maintain Executive’s airline status and club access (e.g. American Express Centurion clubs, etc.).

(2) Meals and Entertainment. The Company will pay for or promptly reimburse Executive for any and all reasonable business related meals and entertainment. It is Executive’s responsibility to record and provide sufficient evidence (as required by applicable tax laws and regulations) of the business nature of such expenses.

(3) Remote Working Technology. If the Company does not maintain its primary executive offices at a location within the Executive Office Area, the Company will pay for or promptly reimburse Executive for all of Executive’s costs and expenses in connection with providing Executive with remote, reasonable private office space, technological access, equipment and services as necessary for Executive to perform the duties of Executive’s Position.

(4) Relocation Expenses. The Company will pay for or promptly reimburse Executive for all reasonable and comprehensive relocation expenses and fees commensurate for senior executives should the Company relocate the Company’s Headquarters to any location outside the Executive Office Area (as defined in Exhibit A), subject to a cap as reflected in the Officer Expense Policy.

5.6 Acquisitive Bonus. At the closing of an Acquisitive Transaction, Executive shall be entitled to a bonus (an “Acquisitive Transaction Bonus”) equal to Executive’s Acquisitive Transaction Bonus Percentage multiplied by their Base Salary then in effect.

5.7 Vacation. Subject to the reasonable demand of the Company, Executive shall be entitled to that number of paid Vacation/Personal Days (generally, “PTO Days”) as reflected in Exhibit A attached hereto during each twelve-month period during Executive’s employment hereunder (for purposes of this Section of the Agreement, a “Year”), in addition to all U.S. national holidays and other national holidays applicable to the Company. Any unused PTO Days in any Year will rollover to the next Year. Further, in the event of the termination of this Agreement, and if Executive does not take all of such Executive’s available PTO Days before the end of the Executive’s employment with the Company, Executive shall be compensated for all accrued vacation at his Base Salary rate then in effect. Company shall comply with all applicable laws, if any, governing Executive’s accrual and use of paid sick time.

5.8 Benefits. In addition to the foregoing, Executive shall be entitled to participate in such other medical, dental, disability, life insurance, 401(k), pension and other benefit plans as Company may have or establish from time-to-time. The foregoing, however, shall not be construed to require Company to establish any such plans or to prevent the modification or termination of such plans once established.

5.9 Withholdings. All of Executive’s compensation shall be subject to customary withholding taxes and any other US employment taxes as are commonly required to be collected or withheld by the Company. The Company shall not withhold any taxes or other fees applicable to any county, government or other jurisdiction. If Executive is required to pay any employment taxes (or other related income or other taxes) to any country, government or jurisdiction as a result of this Agreement (or Executive’s services hereunder outside the US) other than US taxes, the Company shall promptly reimburse to Executive the full amount of such taxes (and related out-of-pocket costs) incurred by Executive.

6. TERMINATION BY COMPANY. Executive’s employment with the Company may be terminated by the Company only under the following conditions:

6.1 Death. Upon Executive’s death, in which case termination shall be effective on the last day of the month in which Executive’s death occurs.

6.2 Disability. If Executive (a) becomes Totally Disabled (as defined below) in which event, for purposes of this Section 6.2, the date of termination shall be the last day of the month in which Executive is determined to be Totally Disabled, or (b) if Executive shall be absent from duties on a full-time basis due to Incapacity for six (6) consecutive months, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination following such six (6)-month period (a “Disability Notice”) in which event Executive’s date of termination shall be thirty (30) days following Executive’s receipt of a Disability Notice.

6.3 For Cause. The Company may terminate, by the vote, approval or consent of the Company’s Board (a “Board Action”) where such Board Action is taken by 60% or more of the directors serving on the Board (a “Super Majority of the Board”), Executive’s employment under this Agreement for Cause (as defined below) by (a) delivery of written notice to Executive specifying the cause or causes relied upon for such termination; and (b) giving Executive, together with Executive’s counsel, an opportunity to be heard before the Board prior to such Board Action. Any notice of termination given pursuant to this Section 6.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 12.6.

6.4 Without Cause. The Company may terminate the Executive’s employment without Cause upon (a) a Board Action of a Super Majority of the Board, and (b) delivery of written notice of such termination to the Executive at any time (a “Notice of Termination”). Any notice of termination given pursuant to Section 6.4 shall effect termination not less forty-five (45) days after the date of such notice.

7. TERMINATION BY Executive . Executive may terminate Executive’s employment with the Company (a) at any time for Good Reason at any time within twelve (12) months following the occurrence of an event or events constituting such Good Reason; or (b) upon ninety (90) days’ Notice without Good Reason.

8. COMPENSATION UPON TERMINATION.

8.1 Death. If Executive’s employment shall be terminated by death, the Company shall pay to Executive’s designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive’s estate, an amount equal to the sum of Executive’s (i) annualized Base Salary as of Executive’s date of termination, plus (ii) the total of all bonuses awarded to Executive during the twelve months prior to the Executive’s date of termination, divided by 12 and then multiplied by the Death and Disability Multiple (as defined in Exhibit A).

8.2 Disability. If Executive shall become disabled as provided in Section 6.2, the Company shall continue to pay to Executive an amount which, when combined with disability or income-continuance benefits pursuant to a Company plan or provided under applicable law and received by Executive, shall equal but not exceed Executive’s Base Salary, provided that Executive has submitted claims for any and all such disability benefits to which Executive may be entitled. For any waiting period during which Executive receives no benefits under any disability plan, the Company shall pay Executive’s entire Base Salary. The Company shall continue to integrate such salary payments with benefits until such time as Executive’s employment is terminated in accordance with Section 6.2. Upon any such termination, the Company shall pay to Executive an amount equal to the sum of Executive’s (i) annualized Base Salary as of Executive’s date of termination, plus (ii) the total of all bonuses awarded to Executive during the twelve months prior to the Executive’s date of termination, divided by 12 and then multiplied by the Death and Disability Multiple (as defined in Exhibit A).

8.3 Cause; Without Good Reason. If Executive’s employment shall be terminated by the Company for Cause, or if Executive terminates employment hereunder without Good Reason, the Company shall pay Executive Executive’s Base Salary through the final date of termination at the rate in effect at the time of the notice of termination, and neither the Executive nor the Company shall thereafter have any further obligations under this Agreement.

8.4 Without Cause; Good Reason. If (a) Executive shall terminate Executive’s employment with the Company for Good Reason; or (b) the Company shall terminate Executive’s employment without Cause, then upon Executive’s furnishing to the Company (or the New Company, as the case may be) an executed Waiver and Release of Claims (a form of which is attached hereto as Exhibit C), Executive shall be entitled to the following:

(1) Executive’s Base Salary through the date of termination;

(2) Executive’s annual Base Salary in effect at the time of termination, divided by 12 and then multiplied by the Base Salary Severance Multiple (as defined in Exhibit A);

(3) An amount equal to the total of all bonuses awarded to Executive during the twelve months prior to the Date of Termination, divided by 12 and then multiplied by the Bonus Severance Multiple (as defined in Exhibit A);

(4) Immediate vesting, in full, of all unvested Company securities (or rights to such securities) held by Executive on the effective date of termination, whether such securities (or rights to such securities) are held in the form of (i) Restricted Stock Units (“RSUs”), (ii) restricted stock, (iii) stock options of the Company, (iv) issued to Executive pursuant to Section 5 of this Agreement, or (v) otherwise, and the continuation of the period for exercise (the “Exercise Period”) of all vested securities of the Company held by Executive until the final expiration of any applicable Exercise Period; and

(5) Continued receipt, at the Company’s cost (including, without limitation, the Company’s reimbursement if any COBRA payments made by Executive), for the Benefits Continuation Period (as defined in Exhibit A) of all employee benefit plans and programs, including, without limitation, the benefits in which the Executive and Executive’s family were entitled to participate immediately prior to the date of termination. In the event that the Executive’s participation in any such plan or program is barred by applicable law, the Company shall arrange to provide the Executive with benefits substantially equivalent to those which the Executive would otherwise have been entitled to receive under such plans and programs from which Executive’s continued participation is barred by applicable law.

8.5 Change In Control. In the event of a Change in Control, Executive’s employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 6.3, upon Executive’s furnishing to the New Company an executed waiver and release of claims (Exhibit C), Executive shall be entitled to the following:

(1) The New Company shall pay Executive’s Base Salary through the date of termination;

(2) The New Company shall pay Executive Executive’s annual Base Salary in effect immediately prior to the event or events resulting in a Change in Control (the “Change of Control Effective Date”), divided by 12 and then multiplied by the Change of Control Multiple;

(3) The New Company shall pay Executive an amount equal to the total of all bonuses awarded to Executive during the twelve months prior to the Change of Control Effective Date, divided by 12 and then multiplied by the Change of Control Multiple;

(4) Immediate vesting, in full, of all unvested Company securities (or rights to such securities) held by Executive on the effective date of termination, whether such securities (or rights to such securities) are held in the form of (i) Restricted Stock Units (“RSUs”), (ii) restricted stock, (iii) stock options of the Company, (iv) issued to Executive pursuant to Section 5 of this Agreement, or (v) otherwise, and the continuation of the period for exercise (the “Exercise Period”) of all vested securities of the Company held by Executive until the final expiration of any applicable Exercise Period;

(5) The payment by the Company to Executive, as a bonus, of an amount (a “Change of Control Bonus”) equal to (a) the fair market value used to calculate the income tax consequences of the immediate vesting of Company securities pursuant to Section 8.5(4) above, divided by (b) the difference between 100% and the Highest Marginal Tax Rate; and

(6) Executive shall continue to receive, at the New Company’s cost, for the Benefits Continuation Period (as defined in Exhibit A) all employee benefit plans and programs including, without limitation, the benefits in which the Executive and Executive’s family were entitled to participate immediately prior to the date of termination. In the event that the Executive’s participation in any such plan or program is barred by applicable law, the New Company shall arrange to provide the Executive with benefits substantially equivalent to those which the Executive would otherwise have been entitled to receive under such plans and programs from which Executive’s continued participation is barred by applicable law.

All payments provided for in this Section 8 to be made to Executive shall be made in one lump sum within thirty (30) calendar days of Executive’s final date of termination unless otherwise directed by Executive; provided, however, notwithstanding anything in this Section 8 or elsewhere in this Agreement or in any other arrangement between the Company and Participant, in the event that any payment or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to a Participant constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then Employee will be entitled to receive only the maximum amount that may be provided to Employee without resulting in any portion of such Parachute Payments being subject to such Excise Tax. Any reduction of the Parachute Payments pursuant to the foregoing shall occur in the following order: (1) any cash payment under this Agreement, (2) any cash severance payable by reference to Employee’s base salary and annual bonus; (3) any other cash amount payable to Employee; (4) any benefit valued as a “parachute payment” (within the meaning of Section 280G of the Code); and (5) acceleration of vesting of any equity award..

8.6 Prior to Executive’s termination in accordance with this Agreement, the Company agrees to (i) take no action, by amendment of the Company’s charter documents or otherwise, to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder, and (ii) at all times in good faith assist in the carrying out of all of the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect Executive’s rights hereunder against impairment.

8.7 Executive shall not be obligated to mitigate any damages that may be suffered by reason of a termination other than for Cause by the Company. In the event that Executive secures other employment or contracts after such termination with the effect that Executive’s damages are mitigated, any monies received by Executive as a result of such employment or under such contract shall not in any manner be set off against, credited towards or deducted from amounts payable to Executive hereunder.

9. CONFIDENTIAL INFORMATION; NONSOLICITATION.

9.1 Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. Notwithstanding the foregoing sentence, disclosure of Confidential Information shall not be precluded if such information (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available, or (ii) is required to be disclosed by law.

9.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that Executive will not directly solicit any then current employee, consultant or independent contractor of the Company to terminate such person’s relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

10. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by Change of Control, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such an agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation and all other benefits from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminated Executive’s employment for Good Reason hereunder.

11. INSURANCE AND INDEMNIFICATION.

11.1 Insurance. Company will procure and maintain (pay the premiums for) (i) a Directors and Officers liability insurance policy (a “D&O Policy”) which covers Executive in an amount reasonably commensurate to the size and potential liabilities of Company and its Affiliates and shall pay the premium(s) associated with such policy, which will include a commercially reasonable tail period following termination, (ii) such other policies of liability insurance as the Company deems appropriate (“Liability Coverage”), as well as (iii) if Company directs Executive to travel to certain high-risk non-US locations, (x) security, extraction, and hostage/ransom coverage and services, as well as (y) travel medical and other reasonable emergency precautions and response (together with the D&O Policy and other Liability Coverage, the “Policies”). Company will name Executive as an additional-named insured on such D&O Policy, and such other Policies held or to be held by Company and its Affiliates.

11.2 Indemnification. To the fullest extent of applicable law, Company will, and will cause all the Company Affiliates to, indemnify and save harmless Executive, Executive’s heirs and personal representatives, against all costs, charges and expenses incurred by Executive which are either (a) reasonably subject to coverage under any one or more of the Policies, but are not, for whatever reason, actually covered by, or paid to or for the benefit of Executive under such Polices, or (b) paid by Executive in connection with claims made by third parties including an amount paid to settle any action or to satisfy any claim or judgment, actually and reasonably incurred by Executive, including an amount paid to settle an action or satisfy a judgment in a civil, criminal, or administrative action or proceeding to the extent such claim or judgment relates to services which Executive was providing in good faith to the Company in performing his duties or otherwise fulfilling Executive’s obligations hereunder, except where payment or reimbursement by the Company (or, if applicable, the Company Affiliate) of such amount is prohibited by law or any non-appealable court order. Any expenses incurred by Executive for such legal matters shall be reimbursed and/or paid on behalf of Executive at the time such services are rendered. Counsel defending the Company and Executive, not provided under the Policies, shall be selected by the Company (and promptly approved by Executive, with such approval not being unreasonably withheld) and paid for by the Company.

12. General Provisions.

12.1 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.

12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter herein and merges all prior discussions between the Parties. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

12.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

12.4 Dispute Resolution/Arbitration.

(1) Except as otherwise provided herein, any dispute between Executive and the Company shall be submitted to binding arbitration, which will occur in Tarrant, Collin, or Dallas County, Texas. Executive or the Company may commence the arbitration by delivery of a written notice to the other Parties describing the issue in dispute and its position with regard to such issue. If Executive and the Company are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator shall be selected in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes in effect at the time (“National Rules”). Only one arbitrator, as opposed to a panel of arbitrators shall hear the dispute. Discovery shall be allowed in accordance with the National Rules. Except as may be otherwise provided herein, the arbitration shall be conducted in accordance with the National Rules. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. In any such arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys’ and experts’ fees. Nothing contained in this Section 12 shall prevent either party from seeking a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction to enforce the provisions of this Agreement. In the event that any Party institutes an action in court for such relief or to compel arbitration or enforce an award of arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys’ and experts’ fees.

(2) Executive and the Company agree that any dispute between them, including any dispute over this Agreement, but specifically excluding any dispute over compliance with the confidentiality or non-competition provisions of this Agreement, shall be submitted to binding arbitration as set forth in this Section 12.

(3) The decision of the arbitrator shall be enforceable in a court of competent jurisdiction.

12.5 Force Majeure. Noncompliance with the obligations of this Agreement by either Party due to events beyond the control of such Party, such as the Laws of any Government Authority hereafter adopted or modified, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of this Agreement.

12.6 Notice. All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows:

(i) Personal Delivery. When personally delivered to the recipient, notice is effective on delivery.

(ii) First-Class Mail. When mailed first class to the last address of the recipient known to the Party giving notice, notice is effective two (2) mail delivery days after deposit in a United States Postal Service office or mailbox.

(iii) Certified Mail. When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt dated on a business day.

(iv) Overnight Delivery. When delivered by overnight delivery via FedEx/United Parcel Service, or other reputable overnight delivery service, charges prepaid or charged to the sender’s account, notice is effective on delivery, if delivery is confirmed by the delivery service.

(v) Email Transmission. When sent by email to the last email address of the recipient known to the Party giving notice, notice is effective when sent. Any Notice given by email shall be deemed received on the next business day if it is received after 5:00 p.m. Central Time (recipient’s time) or on a non-business day.

(vi) Address, email Addresses. Addresses and email addresses for purpose of giving notice are as set forth following the signatures of the Parties below. Any Party may change its address or email address by giving the other Party notice of the change in any manner permitted by this Agreement.

(vii) Refusal, Unclaimed or Undeliverable Notice. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first business day that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

(viii) Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following Business Day (provided, however, under no circumstances shall this provision be construed to extend the Date of Termination of this Agreement).

12.7 Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this Agreement and allowed under applicable law.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, using electronic signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

12.9 Assignment And Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive (except for certain rights in Company securities (subject to various rules governing such securities). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

12.10 Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.11 Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

THE COMPANY:

XTI Aerospace, Inc.,
a Nevada corporation

By:	/s/ Scott Pomeroy
Scott Pomeroy,
Chief Executive Officer

By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

Executive:

/s/ Michael A. Tapp
Michael A Tapp

Exhibit A

Defined Terms

The following Table and defined terms set forth the meaning of such defined terms.

Term	Meaning
“Base Salary”	$600,000 (USD) annually. Executive’s Base Salary will not be reduced or offset without Executive’s written consent.
“Base Salary Severance Multiple”	18 months
“Benefits Continuation Period”	18 months after termination
“Bonus Severance Multiple”	18 months
“Change of Control Multiple”	36 months
“Death and Disability Multiple”	6 months
“Direct Report”	CEO
“Initial Term”	Three (3) Years
“Location”	Any location within the Dallas-Ft Worth metroplex area that is within a radius (the “Executive Office Area”) of not more than 17 miles from the intersection of Preston Rd and the George Bush Turnpike, without Executive’s written consent.
“Performance Bonuses”	up to 100% of the Executive’s then current annualized Base Salary.
“Incentive Award”	Executive will receive an initial grant of Stock Options equivalent to 1,613,000 shares as reflected in a separate Stock Option Grant document (the “Grant Award Agreement”), subject to the vesting set forth in the Grant Award Agreement.
“Acquisitive Transaction Bonus Percentage”	25%
“Position”	Chief Operating Officer
“PTO Days”	30 days

“Acquisitive Transaction” means an investment or acquisition by the Company (generally an (“Acquisition”) of another company (generally a “Target”) through the purchase of either (x) some or all of such Target’s equity, or (y) all or substantially all of such Targets assets that are used in or useful to the business of such Target, with total Transaction Consideration (defined below) equal to or in excess of $10 million (USD).

“Affiliate” means with respect to the Company and any of the Company’s subsidiaries and subsidiaries of any subsidiary and as otherwise defined in the Texas Business Organizations Code (the “TBOC”).

“Board” means the Company’s Board of Directors.

“Cause” shall mean, without limitation, the occurrence of any of the following events without Board approval or consent:

(a) Executive is in material breach of any material provision of this Agreement and, except as otherwise provided in Section 6.3, such breach continues for a period of thirty (30) days after written notice of such breach is given to Executive by the Company, and Executive has not cured such breach within thirty (30) days after receipt of such written notice;

(b) Executive’s engaging or in any manner participating in any activity which is (i) directly competitive with the business of the Company (unless otherwise set forth in Exhibit B), or (ii) intentionally or through gross negligence, injurious to the Company (herein “Injurious Conduct”) and such Injurious Conduct is determined by the Board to be irreparable or continues for a period of ten (10) days after written notice of such Injurious Conduct is given to Executive by the Company;

(c) Intentional improper use or appropriation for Executive’s personal use or benefit, and not in furtherance of the Company’s Target Objectives, of any funds or properties of the Company not authorized by the CEO to be so used or appropriated and the same has not been remedied within ten (10) days after written notice of such violation is given to Executive by the Company; and

(d) Executive’s conviction of any felony crime involving dishonesty or moral turpitude.

“Change in Control” of the Company shall mean and be deemed to have occurred if and when:

(a) Any person or entity or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting stock of the Company or other securities of the Company convertible (after giving effect to such conversion) into more than fifty percent (50%) of the outstanding shares of voting stock of the Company;

(b) The Company is a participant in a merger or consolidation in which the Company does not survive as an independent company; or

(c) The business or businesses of the Company for which Executive’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise;

If any of the above three (3) events occurs, then for purposes of this Agreement, the Company or the Company’s successor will be considered the “New Company.”

“Company Polices” (or each a “Company Policy”) means the Company’s (i) Insider Trading Policy, (ii) Clawback Policy, (iii) Whistleblower Policy (which is covered in the Company’s Code of Business Conduct and Audit Committee Charter), and (iv) the human resource policies, including, without limitation, the Company’s Employee Handbook.

“Executive Team” means Scott Pomeroy, Brooke Turk, Tobin Arthur and Michael Tapp (each also herein an “Officer”).

“Good Reason” shall mean any one or more of the following events:

(1) The occurrence of a Change in Control of the Company;

(2) The termination by the Company of the employment of any member of the Executive Team (other than Executive), without Cause.

(3) The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of ten (10) days after written notice of such failure has been given by Executive to the Company;

(4) A bad faith attempt by the Company to directly or indirectly induce Executive to resign or otherwise terminate Executive’s employment hereunder;

(5) The assignment to Executive of any duties materially inconsistent with Executive’s Position;

(6) The reduction, deferral or offsetting by the Company in or of Executive’s Base Salary, as the same may be increased from time to time under the terms of this Agreement.

(7) The failure of the Company to establish annual performance targets, so long as the Company fails to remedy such failure following notice to the Company of such failure and the Company’s failure to then establish such performance objectives or targets within a reasonable period of time thereafter, with all disputes being finally resolved pursuant to section 12.4.

“Headquarters” means that Location established by the Company within the Executive Office Area on or before March 31, 2026.

“Highest Marginal Tax Rate” means the highest combined federal and state income tax rate among all the members of the Executive Team.

“Incapacity” means Executive’s inability, due to physical or mental illness, injury, or other incapacity, to perform the essential functions of Executive’s Position, with or without reasonable accommodation for a period of time which has lasted or is expected to last for a continuous period of six (6) consecutive months in any twelve (12) month period or more and which causes the individual to be unable, in the opinion of both (x) the Company, and (y) two (2) (if more than one (1) is required by the Company in its sole discretion) independent licensed physicians, to perform such individual’s duties for the Company and to be engaged in any substantial gainful activity

“Totally Disabled” as used in this Agreement shall mean the inability of Executive (in the determination of the CEO) to perform the essential functions of Executive’s Position under this Agreement by reason of any Incapacity. The CEO’s determination shall be final and binding and the date such determination is made shall be the date of such Total Disability for purposes of this Agreement.

“Transaction Consideration” shall mean the sum of (i) all cash, (ii) the fair market value of any securities (including, without limitation, securities convertible, exercisable, or exchangeable for equity securities) or other property or assets paid, issued, assigned or transferred by the Company or a subsidiary in an Acquisitive Transaction, all as the case may be.

“Writing” as a capitalized term, shall mean any writing, whether by text, email, or otherwise, from the Executive to the CEO, with a copy to the Company’s CFO, and subsequently affirmatively acknowledged and confirmed (generally a “Confirmation”) in writing by the CEO, with the Company’s CFO also being copied on such Confirmation.

Exhibit B

Executive’s Potential Conflicts

The following are matters or organizations in which Executive participates or is otherwise involved to the degree disclosed below:

Matter/Company	Description of relationship
RiseIT Solutions, Inc.	Board Member
Falkon Ventures Management Group, Inc.	Sr. Advisor
Palingen Capital Management LLC	Advisor and Operating Partner
Wilberforce Project / Center for Demographic Studies	Advisory Board Chairman
Overland International	Board Candidate
Medici Global Ventures	Sr. Advisor
Ancora Management Services, LLC	Managing Member
Zefiro, Sports Clips, FootSnap, and Zero Global Waste	Board candidate
YPO Dallas Gold Chapter	Board Member

Exhibit C

RELEASE OF CLAIMS AND WAIVERS

In exchange for payment to Executive of amounts pursuant to Section 8.4 (and for the other benefits provided therein) of the Employment Agreement (the “Agreement”) between Executive and XTI Aerospace, Inc., a Nevada corporation (the “Company”), to which this form is attached, Executive hereby furnishes to the Company this Release and Waiver of Claims.

Executive hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates (including all Company Affiliates (as defined in the Agreement)), of and from any and all known claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Executive’s employment termination date with respect to any claims relating to Executive’s employment and the termination of Executive’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the any Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation (other than the obligations under Section 8.4 of the Agreement and any indemnification obligations owed by the Company to Executive).

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under the ADEA, that this Release and Waiver of Claims is knowing and voluntary, and that the consideration given for this Release and Waiver Claims is in addition to anything of value to which Executive was already entitled as an employee of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) this Release and Waiver of Claims granted herein does not relate to claims which may arise after it is executed; (b) Executive has the right to consult with an attorney prior to executing this Release and Waiver of Claims (although Executive may choose voluntarily not to do so); (c) Executive has twenty-one (21) days from the date Executive receives this Release and Waiver of Claims, in which to consider this Release and Waiver of Claims (although Executive may choose voluntarily to execute it earlier); (d) Executive has seven (7) days following the execution of this Release and Waiver of Claims to revoke Executive’s consent to this Release and Waiver of Claims; and (e) this Release and Waiver of Claims shall not be effective until the seven (7) day revocation period has expired.

Date: ______________, 20___	EXECUTIVE:

Michael A. Tapp